Exhibit 99.1

For immediate release	For More Information: J. Bruce Hildebrand, Executive Vice President 325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FIRST QUARTER EARNINGS RESULTS
ABILENE, Texas, April 19, 2007 – First Financial Bankshares, Inc. today reported earnings for the first quarter of 2007 of $11.46 million, compared with $11.47 million in the same quarter last year. The slight decrease resulted primarily from the decision to delay the first-quarter sale of student loans until May 2007. Basic earnings per share were $0.55, unchanged from the same period last year.
Net interest income for the first quarter increased 3.6 percent to $26.57 million compared with $25.65 million in the same quarter last year. The provision for loan losses was $242,000 in the first quarter of 2007, down from $333,000 in the same quarter last year. The net interest margin, on a taxable equivalent basis, was 4.38 percent for the first quarter of 2007 compared with 4.41 percent in the same period a year ago and 4.43 percent for the quarter ended December 31, 2006.
Noninterest income in the first quarter was $10.92 million compared with $11.48 million in the same quarter a year earlier. The Company decided to delay the first-quarter sale of student loans to May 2007 in order to gain additional interest income. As a result, the net gain on the sale of student loans was $163,000 versus $1.41 million in the same quarter last year. The Company expects to sell approximately the same volume of student loans in May 2007 as it sold in the first quarter of the prior year and recognize similar premium amounts.
Trust fees increased 13.7 percent to $2.10 million compared with $1.85 million in the first quarter last year. Service charges on deposit accounts decreased 2.8 percent to $5.14 million compared with $5.29 million a year ago, reflecting declining use of overdraft privileges, offset in part by strong growth in new accounts. Real estate mortgage fees increased 64.4 percent to $738,000 from $449,000 in the same quarter last year. ATM and credit card fees increased 19.4 percent to $1.72 million versus $1.44 million a year ago, indicative of continued increased use of debit cards.
Noninterest expense increased 2.9 percent in the first quarter of 2007 to $21.12 million from $20.51 million in the same quarter last year. The Company’s efficiency ratio in the first quarter stood at 54.53 percent compared with 53.54 percent in the same quarter a year ago.
“Our Company performed well in the first quarter, given the more cautious economic environment and the continuing pressure on interest rate margins,” said F. Scott Dueser,

President and Chief Executive Officer. “We are especially pleased to report continued growth in loans, real estate mortgage fees and in trust fees, as well as a healthy growth in the opening of new accounts.”
As of March 31, 2007, consolidated assets for the Company totaled $2.87 billion compared with $2.76 billion a year ago. Loans totaled $1.41 billion at quarter end, compared with loans of $1.25 billion a year ago. Excluding the effect of student loans, quarter-end loans grew 9.2 percent over the same period a year ago and 0.7 percent over December 31, 2006.
Total deposits rose 2.4 percent as of March 31, 2007, to $2.43 billion from $2.37 billion a year earlier. Non-interest-bearing deposits grew 8.2 percent over amounts from a year ago, while interest-bearing deposits were basically flat. Shareholders’ equity rose to $308.2 million as of March 31, 2007, compared with $280.6 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 44 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; City National Bank, Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; and Weatherford National Bank, Weatherford, Willow Park and Aledo. The Company also operates First Financial Trust & Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	March 31,
	2007	2006
ASSETS:
Cash and due from banks	$110,006	$117,189
Fed funds sold	109,110	132,925
Investment securities	1,097,959	1,105,816
Loans	1,406,867	1,254,973
Allowance for loan losses	(16,458)	(15,116)

Net loans	1,390,409	1,239,857
Premises and equipment	59,855	59,689
Goodwill	62,113	62,035
Other intangible assets	4,206	5,855
Other assets	36,788	34,752

Total assets	$2,870,446	$2,758,118

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$657,786	$608,161
Interest-bearing deposits	1,768,057	1,760,958

Total deposits	2,425,843	2,369,119
Short-term borrowings	111,614	86,384
Other liabilities	24,780	21,987
Shareholders’ equity	308,209	280,628

Total liabilities and shareholders’ equity	$2,870,446	$2,758,118

	Three Months Ended
	March 31,
	2007	2006
INCOME STATEMENTS
Interest income	$41,072	$36,401
Interest expense	14,499	10,750

Net interest income	26,573	25,651
Provision for loan losses	242	333

Net interest income after provision for loan losses	26,331	25,318
Noninterest income	10,920	11,478
Noninterest expense	21,115	20,511

Net income before income taxes	16,136	16,285
Income tax expense	4,674	4,818

Net income	$11,462	$11,467

PER COMMON SHARE DATA
Net income — basic	$0.55	$0.55
Net income — diluted	0.55	0.55
Cash dividends	0.30	0.28
Book value	14.85	13.55
Market value	41.82	38.30
Shares outstanding — end of period	20,754,796	20,717,481
Average outstanding shares — basic	20,747,188	20,715,484
Average outstanding shares — diluted	20,796,236	20,773,616

PERFORMANCE RATIOS
Return on average assets	1.64%	1.71%
Return on average equity	15.42	16.71
Net interest margin (tax equivalent)	4.38	4.41
Efficiency ratio	54.53	53.54

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2007	2006
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$16,201	$16,498	$15,473	$15,116	$14,719
Loans charged off	(147)	(788)	(272)	(379)	(380)
Loan recoveries	162	244	206	347	444

Net (charge-offs) recoveries	15	(544)	(66)	(32)	64
Provision for loan losses	242	247	1,091	389	333

Balance at end of period	$16,458	$16,201	$16,498	$15,473	$15,116

Allowance for loan losses / period-end loans	1.17%	1.18%	1.23%	1.20%	1.20%
Allowance for loan losses / nonperforming loans	226.5	442.9	401.6	370.0	401.3
Net charge-offs (recoveries) / average loans (annualized)	0.00	0.16	0.02	0.01	(0.02)

NONPERFORMING ASSETS
Nonaccrual loans	$6,338	$3,529	$3,907	$4,088	$3,570
Accruing loans 90 days past due	928	129	201	94	197

Total nonperforming loans	7,266	3,658	4,108	4,182	3,767
Foreclosed assets	434	453	543	545	588

Total nonperforming assets	$7,700	$4,111	$4,651	$4,727	$4,355

As a % of loans and foreclosed assets	0.55%	0.30%	0.35%	0.37%	0.35%

CAPITAL RATIOS
Tier 1 Risk-based	14.71%	14.35%	14.72%	14.51%	14.54%
Total Risk-based	15.69	15.32	15.75	15.49	15.52
Tier 1 Leverage	8.89	8.87	8.91	8.39	8.22
Equity to assets	10.74	10.56	10.81	10.30	10.17

	Three Months Ended
	March 31,
	2007	2006
NONINTEREST INCOME
Gain on sale of student loans, net	$163	$1,410
Gain on securities transactions, net	85	—
Trust fees	2,100	1,847
Service charges on deposits	5,139	5,288
Real estate mortgage fees	738	449
Net gain (loss) on sale of foreclosed assets	12	(11)
ATM and credit card fees	1,718	1,440
Other noninterest income	965	1,055

Total Noninterest Income	$10,920	$11,478

NONINTEREST EXPENSE
Salaries and employee benefits	$11,439	$11,388
Net occupancy expense	1,409	1,475
Equipment expense	1,745	1,705
Printing, stationery and supplies	472	498
ATM and credit card expenses	929	810
Audit fees	249	249
Legal, tax and professional fees	673	544
Correspondent bank service charges	326	312
Advertising and public relations	559	567
Amortization of intangible assets	383	226
Other noninterest expense	2,931	2,737

Total Noninterest Expense	$21,115	$20,511

TAX EQUIVALENT YIELD ADJUSTMENT	$1,227	$1,177

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended March 31, 2007
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$56,492	$698	5.01%
Interest bearing deposits in nonaffiliated banks	5,039	65	5.21%
Taxable securities	849,966	9,761	4.59%
Tax exempt securities	268,411	4,040	6.02%
Loans	1,396,950	27,735	8.05%

Total interest earning assets	2,576,858	42,299	6.66%
Noninterest earning assets	261,726

Total assets	$2,838,584

Interest bearing liabilities:
Deposits	$1,743,151	$12,908	3.00%
Fed funds purchased and other short term borrowings	137,865	1,591	4.68%

Total interest bearing liabilities	1,881,016	14,499	3.13%

Noninterest bearing liabilities	656,133
Shareholders’ equity	301,435

Total liabilities and shareholders’ equity	$2,838,584

Net interest income and margin (tax equivalent)		$27,800	4.38%